Exhibit 12.1

STATEMENT RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

No shares of preferred stock were outstanding during any annual or quarterly period reported below and no preferred dividends were paid.

	($ in thousands)	Six Months Ended June 30,	Year ended December 31,	Year ended December 31,	Year ended December 31,	Year ended December 31,
		2009 (2)	2008 (1)	2007 (1)	2006 (1)	2005 (1)(3)
		(Unaudited)
	Fixed Charges:

	Interest on deposits	$8,657	$15,106	$12,356	$5,329	$84

	Interest on borrowings	939	1,375	1,230	570	14
	Estimated interest on rental expense	497	701	527	205	36
A	Total Fixed Charges including deposit interest	10,093	17,182	14,113	6,104	134
B	Total Fixed Charges excluding deposit interest	1,436	2,076	1,757	775	50

	Pretax earnings	(290)	2,415	(352)	(3,083)	(1,563)
	Fixed charges excluding deposit interest	1,436	2,076	1,757	775	50
C	Pretax earnings + fixed charges excluding deposit interest	1,146	4,491	1,405	(2,308)	(1,513)

	Deposit interest	8,657	15,106	12,356	5,329	84
D	Pretax earnings + fixed charges including deposit interest	9,803	19,597	13,761	3,021	(1,429)

	Ratio of earnings to fixed charges:
C / B	Excluding interest on deposits	0.80	2.16	0.80	(2.98)	(30.26)

D / A	Including interest on deposits	0.97	1.14	0.98	0.49	(10.66)
	Fixed charges in excess of earnings	$290	n/a	$352	$3,083	$1,563

Note: On March 31, 2009 Tower Bancorp, Inc. completed a merger with Graystone Financial Corp. (“Graystone”), with Tower Bancorp, Inc. as the surviving corporation. The merger, while considered a “merger of equals,” is accounted for as a reverse acquisition using the acquisition method of accounting, in accordance with the provisions of Statement of Financial Accounting Standard No. 141 (Revised) Business Combinations, which has been adopted by Tower Bancorp, Inc. and Graystone effective January 1, 2009, with Graystone as the accounting acquirer. As a result, the historical financial information for periods prior to the merger date is that of Graystone.

(1)	The amounts have been derived from the audited financial statements of Graystone at that date, except for the estimated interest on rental expense, which was calculated by management.
(2)	Pretax earnings include $1.4 million of merger related expenses in connection with the merger that was completed on March 31, 2009.
(3)	Historical information for 2005 includes period from formation of Graystone on September 2, 2005 to December 31, 2005.